UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Consent Statement

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☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On December 8, 2020, WaterMill issued the following press release:

WaterMill Asset Management Reinforces the Need for Meaningful and Urgent Change at Ziopharm Oncology

Cites Numerous Instances of Ziopharm Continuing to Dismiss Investor Feedback and Disseminate Blatant Distortions, Including Regarding the Company’s Engagement With WaterMill

Highlights Concerning Interlocks That Still Exist Among Current and Recently-Departed Board Members

Underscores That Recently-Appointed Directors Mary Thistle and Kevin Buchi Lack Meaningful Ownership Perspectives and Have Presided Over Sizable Share Price Erosion at Other Companies

Urges Shareholders to Recognize That WaterMill’s Three-Member Slate is the Right Remedy Following Years of Toxic Governance

NEW YORK--(BUSINESS WIRE)--WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”), which collectively with the other participants in its consent solicitation beneficially owns approximately 3.3% of the outstanding shares of Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”), today issued the below letter to shareholders.

As a reminder, WaterMill is encouraging shareholders to consent to all of its proposals by voting on the WHITE consent card. We urge shareholders to sign, date and return their WHITE consent card today. Please return each and every WHITE consent card received. Do not return any green revocation card (even as a protest vote). Learn more at www.FixZiopharm.com.

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December 8, 2020

Fellow Shareholder:

WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”) wants to emphasize that Ziopharm Oncology, Inc. (“Ziopharm” or the “Company”) is at a critical inflection point. The Board of Directors (the “Board”) has put Ziopharm on a path to financial ruin by burning through capital, incurring mounting expenses and failing to deliver value-generating clinical progress. Despite receiving blunt investor feedback in recent years, the Board opted to pursue a string of self-directed refreshments that only solidified the Company’s abysmal governance and dismal business practices. This is why we have taken the extraordinary step of initiating a consent solicitation to facilitate meaningful and timely boardroom change.

We firmly believe that our three aligned, independent and well-qualified director candidates collectively represent the right shareholder-driven solution to help Ziopharm quickly reverse its tailspin. Our minority slate possesses the capital allocation acumen, commercial intensity, financial expertise and ownership perspectives that have been lacking in the boardroom for far too long. Each member of our slate also recognizes that Ziopharm’s deteriorating cash position will require a reconstituted Board to expeditiously address challenges and promptly pursue new sources of liquidity.

Although Ziopharm contends that it has tried to engage with WaterMill to settle this contest, these are disingenuous and misrepresentative claims. Not only has the Company taken every opportunity to discredit our integrity-rich director candidates, but all offers to date have been reactive and woefully inadequate relative to the litany of governance issues that exist throughout the c-suite and boardroom. The incumbents’ blatant, last-minute distortions only reinforce why our full slate needs to be added to the Board. Indeed, Ziopharm’s leadership has brazenly dismissed investor input and has refused to even acknowledge that long-term shareholders have had to endure staggering underperformance over every relevant time horizon.

As shareholders consider how to vote in the final days of this consent solicitation process, we believe it is important to focus on an irrefutable fact: Ziopharm’s attempts at incremental and self-directed boardroom change have only fueled more shareholder suffering over the past five years. This is why we have invested considerable energy, resources and time in this campaign to offer shareholders the right solution at the right time. We cannot continue to roll the dice on Ziopharm’s perpetual promises of nearing a so-called turning point that has remained consistently elusive.

DO NOT BE MISLED BY ZIOPHARM’S APPARENT LAST-DITCH EFFORT TO VILIFY WATERMILL AND SMEAR ITS DIRECTOR CANDIDATES

Now that three sizable shareholders and two proxy advisory firms have publicly endorsed WaterMill’s case for change, Ziopharm’s leadership has been scrambling in recent days to demonstrate responsiveness and re-write history. We urge shareholders to take into account the following pieces of context that the incumbents are apparently neglecting to mention in their communications:

•	Reality: Ziopharm did not promptly address shareholders’ concerns following the clear message sent at the 2020 Annual Meeting of Shareholders. A majority of voting shareholders withheld support for three directors – Scott Braunstein, Elan Ezickson and Douglas Pagán – in June. Rather than quickly engage with major investors regarding new potential directors, Ziopharm replaced Mr. Pagán (Chief Financial Officer of Dicerna Pharmaceuticals, Inc.) with Kevin Buchi (Chairman of Dicerna Pharmaceuticals Inc.) in late September and only parted ways with Messrs. Braunstein and Ezickson in the weeks after WaterMill’s consent solicitation began this fall. We explain in the subsequent sections of this letter why these eventual moves only strengthened the concerning interlocks on the Board.

•	Reality: Ziopharm’s incumbent Board has failed to instill a sense of accountability in the management team. As value eroded in recent years, the incumbents permitted Chief Executive Officer Laurence Cooper to work from the resort town of Park City, Utah. Park City is more than 2,000 miles from Ziopharm’s corporate headquarters in Massachusetts and more than 1,200 miles from the Company’s labs in Texas. We also feel compelled to note at this time that the Board has fostered a culture that permits management’s apparent lack of respect for shareholders. This was underscored earlier in the year when Dr. Cooper hung up on a group of sizable investors (with collective holdings of roughly 25% of Ziopharm’s outstanding shares) during a conference call. The conference call was convened by a major shareholder after Ziopharm contradicted its own words at the January 2020 J.P. Morgan Healthcare Conference and proceeded with a dilutive capital raise without “wall crossing” long-term investors.

•	Reality: Ziopharm did not make a good faith effort to interview any of WaterMill’s director candidates at the outset of this consent solicitation. A Ziopharm representative contacted WaterMill’s counsel on the evening of Friday, October 30 to schedule time slots for interviewing two of our director candidates. However, prior to WaterMill even responding, Ziopharm issued a press release on Monday, November 2 stating that “WaterMill’s nominees are unqualified, lack industry expertise and have no public company board experience.” We also find it contradictory that Ziopharm was purportedly comfortable interviewing WaterMill director candidate Holger Weis in early November and then pivoted to smearing him later in the month.

•	Reality: Ziopharm has repeatedly appointed directors with interlocking ties to current and former Board members, including as recently as last month. Despite touting “national search” efforts in press releases, Ziopharm’s past two director appointments under Chairman Scott Tarriff’s leadership have only increased our concerns regarding boardroom connectivity. We question how a nationwide process would result in Mr. Pagán being replaced by Mr. Buchi, who is his de facto boss. Mr. Buchi is also currently a director at Benitec Biopharma Ltd. (NASDAQ: BNTC), where he serves alongside Edward Smith (Mr. Braunstein’s current Chief Financial Officer at Marinus Pharmaceuticals, Incorporated). We also find it insulting that newly-appointed director Mary Thistle has direct ties to Messrs. Pagán and Ezickson through their involvement in a Massachusetts-based non-profit organization. In addition, Ms. Thistle’s former boss at Dimension Therapeutics, Inc. – Chief Executive Officer Annalisa Jenkins – held senior leadership roles at Bristol Myers Squibb from 1997 through 2011, which overlaps with periods that Mr. Tarriff and Ziopharm Director Chris Bowden held senior roles at Bristol Myers Squibb.

•	Reality: In addition to concerning ties to current and former directors, Ziopharm’s recently-appointed Board members lack meaningful ownership perspectives and strong value-creation records. WaterMill cannot find any evidence that indicates either Ms. Thistle or Mr. Buchi have meaningful shareholdings. It appears that Ziopharm decided to appoint both individuals despite the fact that sizable investors have voiced their concerns about a misalignment between directors and shareholders. Also of note, the other public company Ms. Thistle serves – Homology Medicines, Inc. (NASDAQ: FIXX) – has seen its share price decline by more than 50% during her multi-year tenure on the Board. Mr. Buchi’s multi-year stint as Chief Executive Officer of TetraLogic Pharmaceuticals Corp. (NASDAQ: TLOG) was marked by an even more sobering share price decline of approximately 99%. We are forced to question whether Mr. Tarriff and his colleagues have been focused on attracting the best possible directors or simply appointing individuals within their networks.

•	Reality: Ziopharm is resorting to desperate smear tactics to try to impugn the unimpeachable integrity of director candidate Holger Weis. Following Mr. Weis receiving the support of major shareholders and two proxy advisory firms, Ziopharm began promoting unsupported and unproven claims stemming from DemeRx, Inc.’s (“DemeRx”) 2018 bankruptcy. Ziopharm is continuing to disseminate these baseless smears despite the fact that DemeRx’s former Chairman, Henry Mellon, and former Audit Committee Chairperson, Skip Clemmons, issued statements of support for Mr. Weis. Mr. Mellon provided the following statement on Saturday, November 28:

“I was chairman of the DemeRx board of directors for a significant portion of Holger’s tenure. He demonstrated integrity, professionalism and the highest degree of ethics at every turn – all in the interest of helping DemeRx succeed. Holger is a by-the-book corporate leader that shuns waste and prioritizes efficiency. In my view, there is no merit to any of the unsubstantiated claims referenced by Ziopharm on November 27.”

•	Reality: Ziopharm’s contentions that it wants to reach an “amicable resolution” are hollow. Rather than sustain a private dialogue with WaterMill, Ziopharm once again took the low road in its Friday, December 4 press release by insinuating we are unwilling to agree to an appropriate resolution. The reality is that Robert Postma informed Dr. Cooper on Thursday, December 3 – less than 24 hours prior to the press release – that WaterMill would consider and reply to the proposal made by Ziopharm during what was represented as a private phone call. It is clear now that the incumbents are more focused on playing games and trying to mislead shareholders than actually reaching an adequate consensual resolution with us. This is why we now feel compelled to let shareholders decide what the future composition of the Board will look like.

We hope that this small sampling of the recent governance failures at Ziopharm reinforces the need for meaningful change in the boardroom. In our view, the Company cannot afford to take half-steps or waste time on another director refresh orchestrated by Mr. Tarriff.

OUR THREE DIRECTOR CANDIDATES ARE THE RIGHT SHAREHOLDER-DRIVEN REMEDY FOLLOWING YEARS OF TOXIC GOVERNANCE AT ZIOPHARM

It is important to stress that WaterMill thought long and hard about the composition of its slate prior to initiating its consent solicitation. After considering Ziopharm’s various needs, we determined that the Board had to be refreshed with aligned and dedicated shareholders who have proven biotechnology experience and financial expertise. A lack of ownership interests in the boardroom has enabled the incumbents to fail at the sole expense of shareholders in recent years.

Fortunately, shareholders can quickly change the composition of the Board and the culture at Ziopharm by voting in the days ahead to elect:

•	Robert Postma – A sizable shareholder and veteran biotechnology investor with a successful track record diligencing balance sheets, business strategies and partnership opportunities.

•	Jaime Vieser – A sizable shareholder and proven turnaround expert with sorely-needed capital allocation acumen and valuable relationships to support prospective financing needs.

•	Holger Weis – A shareholder and highly-qualified life sciences leader with audit and accounting expertise, business development knowhow and useful relationships for strategic partnerships.

Collectively, our director candidates possess the exact mix of experiences and skills that the Board needs at this juncture. If elected, Messrs. Postma, Vieser and Weis will put this contest behind them and work collegially with their fellow directors to establish a disciplined capital allocation policy, prioritize accretive initiatives and ensure the Company does not run out of capital. WaterMill’s director candidates are equally committed to supporting Dr. Cooper and the management team.

We urge shareholders to assess the sum of the parts of our slate. In our view, we have presented the right solution at the right time.

Sincerely,

WaterMill Asset Management Corp.

***

Consent Instructions

•	We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today by signing, dating and returning it in the postage-paid envelope provided.

•	Please vote each and every WHITE consent card you receive since you may own multiple accounts.

•	If you have already voted a Green revocation card from Ziopharm, a later-dated vote on the WHITE consent card will revoke that vote.

•	December 11, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 11, 2020 to consent to the proposals.

•	You may only consent by voting the WHITE consent card. Please throw away all Green revocation cards you receive.

***

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on December 8, 2020, WaterMill posted the following materials to www.FixZiopharm.com:

Item 3: Also on December 8, 2020, WaterMill delivered the following email to subscribers of www.FixZiopharm.com:

It's time for Ziopharm to face the facts.

Fellow Shareholder,

Today we sent a letter to shareholders, which refutes Ziopharm's recent attempts to misrepresent its engagement with WaterMill and smear our director candidates with the facts.

The reality is that Ziopharm’s leadership has frequently dismissed investor feedback and has been scrambling to re-write history following the support of three sizable shareholders and two proxy advisory firms that have publicly endorsed our case for change.

Help us build a better Ziopharm for all shareholders by consenting to all five of our proposals on the WHITE consent card TODAY, including the election of all three of our highly-qualified director candidates.

You can review recent letters, presentations and share candid feedback at www.FixZiopharm.com.

Sincerely,
Robert Postma

Principal and Founder
WaterMill Asset Management Corp.

Read Our Letter